Exhibit 99.1

             Southwest Water Company Reports Record 2003
                 Third Quarter Revenues and Earnings

    LOS ANGELES--(BUSINESS WIRE)--Nov. 12, 2003--Southwest Water
Company (Nasdaq:SWWC) today reported record revenues and earnings for the third quarter ended September 30, 2003, surpassing results for all prior quarters in the company's history.

    2003 Third Quarter Highlights, Compared with 2002:

    -- Revenues increased 49 percent to $51.4 million from $34.6 million.

    -- Operating income rose 78 percent to $6.6 million, compared with $3.7 million.

    --  Net income doubled to $3.4 million from $1.7 million.

    --  Diluted earnings per share grew to $0.30 from $0.17.

    2003 Nine-Month Highlights, Compared with 2002:

    -- Revenues increased 35 percent to $129.0 million from $95.5 million.

    -- Operating income rose 47 percent to $11.0 million, compared with $7.5 million.

    --  Net income rose 13 percent to $5.2 million from $4.6 million.

    --  Diluted earnings per share grew to $0.48 from $0.45.

    Net income for the first nine months of 2003 included a gain of $454,000, net of tax ($0.04 per diluted share), from the sale of excess land not needed for current or planned operations. By comparison, net income for the first nine months in 2002 included non-recurring, after-tax gains of $1.1 million ($0.10 per diluted share), from reimbursement of aquifer remediation costs, and $637,000 ($0.06 per diluted share), from a pension plan termination.
    For the three months and nine months ended September 30, 2003, per share calculations reflect an increase in shares outstanding as a result of a private placement of Southwest Water common stock in May 2003.
    Anton C. Garnier, Southwest Water president and chief executive officer, said, "We delivered exceptional across-the-board performance in the third quarter. Our results reflect strength at both our Services and Utility groups, with growth balanced between organic contributions and recent acquisitions. In particular, I am pleased that this quarter demonstrates the substantial progress we are making toward our goal of replacing 2002 income from non-recurring items with earnings from core business. This solid third quarter performance is consistent with previous guidance that the second half of the year would be stronger than the first half."
    Garnier continued: "The three-month results benefited from a full quarter of revenues from Aqua Services, acquired in November 2002, and ongoing construction management of a $25 million reverse osmosis water treatment facility in California. Rate increases for our water utilities in California and Texas and continued customer growth in our Texas and New Mexico utilities also contributed to revenue gains."

    Business Outlook

    The company reaffirmed its previous guidance that full-year 2003 revenues are expected to increase by 25 to 30 percent and that operating income will increase by 35 to 40 percent. Prior guidance also continues with respect to the following: The Services Group will be the primary driver of revenue growth for 2003, contributing between 65 and 70 percent of total revenues. Cash capital expenditures, primarily in the Utility Group, are expected to increase by 5 to 10 percent from approximately $13 million in 2002. The company expects its tax rate will be approximately 37 percent in 2003.
    "While we expect solid performance in the fourth quarter, it's important to note that our third quarter is seasonally always our strongest period," Garnier said. "The drivers of our third quarter revenues will continue to enhance top line growth for the rest of 2003 and into next year. Our immediate challenges are to maintain our margins in the face of sharply rising insurance rates -- for general liability coverage, employee health benefits, and workers' compensation (especially in California) -- and the escalating costs of complying with evolving Sarbanes-Oxley regulations."

    Conference Call

    As previously announced, the company will provide more detail regarding its third quarter 2003 operating results in a conference call and Web cast to be held at 1:30 p.m. Pacific time (4:30 p.m. Eastern) today. The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.
    Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility submetering; and infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2002 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.


FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                              Three Months Ended    Nine Months Ended
                                September 30,         September 30,
                               2003      2002        2003      2002
                             -----------------------------------------

Operating revenues             $51,412   $34,574   $128,990   $95,488

Operating income                 6,603     3,663     11,021     7,499

Pension gain, land sale and
 settlement, net of tax             --        --        454     1,790

Net income                       3,429     1,720      5,169     4,592

Earnings per common share:
     Diluted                     $0.30     $0.17      $0.48     $0.45

Weighted average outstanding
 common shares:
     Diluted                    11,486    10,286     10,772    10,257

    NOTES:

    (1) Operating income, net income and diluted earnings per common share reflect the company's adoption of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based
        Compensation, effective in 2002.

    (2) Per share amounts and weighted average outstanding common shares reflect a 5% stock dividend on January 1, 2003.


CONSOLIDATED BALANCE SHEET INFORMATION
                                           September 30,  December 31,
                                                2003          2002
                                           ---------------------------

Current assets                                  $39,555       $29,836
Property, plant and equipment, net              220,321       203,933
Total assets                                   $294,426      $268,744

Current liabilities                             $35,410       $31,623
Long-term debt                                   75,380        80,985
Contributions in aid of construction             80,109        70,658
Stockholders' equity                             77,748        61,837
Total liabilities and stockholders' equity     $294,426      $268,744



    CONTACT: Southwest Water Company, Los Angeles
             Richard J. Shields, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson MS&L, Los Angeles
             Cecilia Wilkinson or Robert Jaffe
             323-866-6089 or 323-866-6007
             www.pondel.com